Exhibit (a)(1)(i)

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK

FOR NEW RESTRICTED STOCK

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time,

on July 2, 2009 unless this offer is extended.

CB Richard Ellis Group, Inc. (“CBRE,” the “Company,” “we,” “our” or “us”) is offering to employees (including officers) who are employed by us in the United States, Canada, the United Kingdom, France and Hong Kong (the “eligible countries”) the opportunity to exchange (the “option exchange”) some or all of their outstanding options to purchase shares of the Company’s common stock, par value $0.01 per share (“common stock”), that were granted at any time between and including January 27, 2005 and September 5, 2007 (the “eligible options”) under our Second Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Plan”), whether vested or unvested, for new shares of restricted stock (the “restricted stock”) except for employees employed in France and Canada who will receive new options (the “new options”, and together with the restricted stock, the “new awards”) to purchase fewer shares of common stock with a new exercise price and vesting schedule. Non-employee members of our board of directors (the “Board”) and former employees are not eligible to participate in the option exchange. At our 2009 Annual Meeting of Stockholders held on June 2, 2009, our stockholders approved the option exchange.

If you participate in the offer, the number of shares of restricted stock (or in France and Canada, new options) you receive will depend on the exercise price of the eligible options that you elect to exchange. The vesting schedule of the new awards is detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for Restricted Stock (the “Offer to Exchange”). Vesting is conditioned upon continued employment with us through each applicable vesting date. If you choose not to exchange your options, then your options will remain outstanding and they will retain their current exercise prices, vesting schedules and expiration terms.

We will grant the new awards following the expiration of the offer on the next business day after the expiration date (the “new award grant date”). We expect the new award grant date to be July 6, 2009. If the expiration date is extended, the new award grant date similarly will be delayed. The new awards will be granted under the terms of the 2004 Stock Plan. The option exchange is not conditioned upon a minimum number of options being tendered for exchange.

Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “CBG.” On May 29, 2009, the closing price of our common stock was $7.30 per share. You should evaluate the risks related to our business, our common stock, and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer. The terms of the option exchange are described in greater detail in this Offer to Exchange. We urge you to read it and the related documents carefully and in their entirety.

See “Risks of Participating in the Offer” beginning on page 9 for a discussion of risks and uncertainties that you should consider before participating in this offer.

IMPORTANT

If you choose to participate in the offer, you must deliver a completed election form in accordance with its instructions via mail, facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 p.m., Pacific Time, on July 2, 2009 (unless the offer is extended):

•	by regular mail or courier, to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile, to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail, to optionexchange@cbre.com.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by the Company by the deadline above will be accepted.

The Company intends to confirm the receipt of your election and/or any withdrawal by e-mail. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

CB Richard Ellis Group, Inc.

Attention: Option Exchange Administrator

11150 Santa Monica Blvd., Ste. 1600

Los Angeles, CA 90025

Phone: 310-405-8927

Fax: 310-405-8925

E-mail: optionexchange@cbre.com

Although our Board has approved the option exchange, neither CBRE nor our Board makes any recommendation as to whether you should exchange or refrain from exchanging your options. We have not authorized any person to make any recommendations on our behalf as to whether you should elect to exchange or refrain from exchanging your options. This offer does not constitute investment advice, nor should it be construed as such. You must make your own decision as to whether to exchange your options.

Offer to Exchange dated June 5, 2009

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information or to make any representations in connection with the offer other than the information and representations contained in this document or in the election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by CBRE.

We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. No action has been taken by CBRE that would, or is intended to, permit an offer of the securities in any country or jurisdiction where any such action for that purpose is required.

Accordingly, the securities may not be exchanged, offered or sold, directly or indirectly, and neither this Offer to Exchange nor any other offer to exchange, prospectus or other document or information may be distributed or published in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying message from Laurence H. Midler, our General Counsel, dated June 5, 2009 and the election and withdrawal forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. This summary references other sections in this Offer to Exchange where you will find more complete information with respect to these topics.

Q1. What is the offer?

A1. This offer is a voluntary opportunity for eligible employees to exchange some or all of the outstanding options that they currently hold that were granted between and including January 27, 2005 and September 5, 2007, for a lesser number of shares of new restricted stock (or in France and Canada, new options with a new exercise price) with a new vesting schedule. The new awards are expected to be granted as soon as practicable following the conclusion of this offer.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in this Offer to Exchange

•

“cancellation date” refers to the date when exchanged options will be cancelled. We expect that the cancellation date will be July 6, 2009. If the expiration date is extended, then the cancellation date similarly will be delayed.

•

“eligible options” refers to options to purchase shares of the Company’s common stock that were granted at any time between and including January 27, 2005 and September 5, 2007, and remain outstanding and unexercised as of the expiration date.

•	“exchanged options” refers to all options that you exchange pursuant to this offer.

•

“expiration date” refers to the date that this offer expires. We expect that the expiration date will be July 2, 2009, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•

“new award grant date” refers to the next business day after the expiration date. This is the date when new awards will be granted. We expect that the new award grant date will be July 6, 2009. If the expiration date is extended, then the new award grant date similarly will be delayed.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on June 5, 2009 and we expect it to end at 9:00 p.m., Pacific Time, on July 2, 2009.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock.

Q2. What is a stock option?

A2. A stock option is a right to buy a share of common stock at a set price (also known as the grant or exercise price) for a specified period of time regardless of the actual market price of the stock at the time the option is exercised. The right to buy the share may continue into the future, but the purchase price is fixed when the stock option is granted. Due to subsequent stock price fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option because he or she is able to buy the stock underlying the option at less than its prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. You have previously been granted stock options by CBRE under its 2004 Stock Plan. The CBRE stock options eligible for exchange in this option exchange are out-of-the-money.

Q3. Why is CBRE making this offer?

A3. The global economic turmoil of the past year has caused a significant decline of CBRE’s stock price. As a result, employees who were granted stock options under the 2004 Stock Plan since January 1, 2005 now hold those stock options with exercise prices significantly higher than the current market price of CBRE common stock. These underwater stock options do not further the incentive and retention goals for which these options were first granted. Therefore, we are making this offer to improve the retention and incentive benefits of our equity awards. We believe that this offer will foster the retention of our employees and better align their interests with those of our shareholders to maximize shareholder value. By making this offer, we intend to provide eligible employees with the opportunity to receive new awards that have greater retention value because such new awards are more likely to provide compensatory income than the out-of-the-money options. (See Section 3)

Q4. How do I participate in this offer?

A4. To participate in the option exchange, you must make a voluntary election to cancel some or all of your eligible options in exchange for new awards to be granted on the new award grant date. You may elect to participate by submitting your election form via mail, facsimile or e-mail.

Electing via Mail, Facsimile or E-mail:

You may submit your election by sending your acceptance by mail, facsimile or e-mail by using the address, fax number or e-mail address as provided below. To send your election by mail, facsimile or e-mail, you must do the following:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via mail, facsimile or e-mail (via PDF or similar imaged document file):

•	by regular mail or courier, to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile, to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail, to optionexchange@cbre.com.

3. Election forms must be received no later than 9:00 p.m., Pacific Time, on the expiration date, currently expected to be July 2, 2009. If they are not received by the deadline, your eligible options will not be exchanged and you will still own those options.

General Information:

You should note that if you elect to exchange any eligible option grant in this offer, you must elect to exchange all shares subject to such eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. For example, if you have options granted on September 6, 2006 and September 5, 2007, you have two eligible option grants and may tender all or none of either or both of these grants.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by CBRE by the deadline will be accepted.

CBRE intends to confirm the receipt of your election and/or any withdrawal by e-mail to your CBRE e-mail address. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

Q5. How many shares of restricted stock will I receive for the options that I exchange?

A5. The number of shares of restricted stock that you receive will depend on the exercise price of your exchanged options, as follows:

Date Options Granted	Exercise Price of Options	Employee Exchange Ratio for New Restricted Stock	Officer[1] Exchange Ratio for New Restricted Stock
January 27, 2005	$11.15	8.05-to-1	N/A
February 1, 2005	$11.10	7.83-to-1	N/A
September 21, 2005	$15.43	2.80-to-1	3.73-to-1
September 6, 2006	$23.46	2.83-to-1	3.77-to-1
March 19, 2007	$34.54	3.08-to-1	N/A
September 5, 2007	$27.19	2.48-to-1	3.31-to-1

For purposes of applying the exchange ratios, fractional shares of restricted stock will be rounded down to the nearest whole share of restricted stock on a grant by grant basis. No consideration will be paid for such fractional shares. (See Section 2)

The calculations to determine the exchange ratios calculate the “fair value” of the eligible options using a standard but complicated valuation method called “Black-Scholes,” which takes into account a number of different factors relating to the eligible options, including their remaining term. As a result of this valuation method, the exchange ratios do not increase or decrease in a “straight line” according to exercise price.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios. (See Section 2)

Example

If you exchange an option grant covering 1,000 shares with an exercise price of $23.46, on the new award grant date you will receive 353 shares of restricted stock (and for executive officers you will receive 265 shares of restricted stock). This is equal to the 1,000 shares divided by 2.83 (the exchange ratio for an eligible option with an exercise price of $23.46; 3.77 for executive officers) and rounded down to the nearest whole share of restricted stock.

Q6. For employees in France and Canada – Why are we receiving stock options instead of restricted stock, how many new options will I receive for the options that I exchange and what will the exercise price of the new options be?

A6. In France and Canada, adverse tax consequences for our employees occur with respect to stock awards. Therefore, we are permitting eligible employees in these two countries to exchange their eligible options for new options. The number of shares covered by each new option that you receive will depend on the exercise price of your exchanged options, as follows:

Date Options Granted	Exercise Price of Options	Employee Exchange Ratio for New Options
September 21, 2005	$15.43	1.70-to-1
September 6, 2006	$23.46	1.80-to-1
September 5, 2007	$27.19	1.70-to-1

If application of the applicable exchange ratio to particular new options to be issued in exchange for eligible options tendered results in a fractional share, the number of shares underlying the new options will be rounded down to the nearest whole share on a grant by grant basis. No consideration will be paid for such fractional shares. (See Section 2)

[1]

For purposes of this offer to exchange, the Officers are our Section 16 officers: Brett White, Calvin W. Frese, Jr., Robert E. Sulentic, Michael J. Strong, Robert Blain, Laurence H. Midler and Gil Borok.

The calculations to determine the exchange ratios calculate the “fair value” of the eligible options using a standard but complicated valuation method called “Black-Scholes,” which takes into account a number of different factors relating to the eligible options, including their remaining term. As a result of this valuation method, the exchange ratios do not increase or decrease in a “straight line” according to exercise price.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios. (See Section 2)

Example

If you exchange an option grant covering 1,000 shares with an exercise price of $23.46, on the new award grant date you will receive an option for 555 shares of our common stock. This is equal to the 1,000 shares divided by 1.80 (the exchange ratio for an eligible option with an exercise price of $23.46) and rounded down to the nearest whole share.

The exercise price of the new options will be the closing price of our common stock as reported on the NYSE on the new award grant date.

Q7. Who may participate in this offer?

A7. The offer is open to all employees who hold eligible options and are employed by CBRE in the United States, Canada, the United Kingdom, France and Hong Kong on the date we commence the offer. The offer will not be open to non-employee members of the Board or former employees. In Canada and France, where we do not grant restricted stock due to adverse tax consequences for our employees there, we will issue new options in exchange for eligible options. You may participate in this offer if you have eligible options, you are an eligible employee of CBRE at the time of this offer and you remain an eligible employee of CBRE through the new award grant date.

Q8. Which of my options are eligible?

A8. Options held by eligible employees that were granted at any time between and including January 27, 2005 and September 5, 2007 are eligible to be surrendered in the option exchange. Options that were granted on September 22, 2004 and expire in September of this year are not eligible for the option exchange. Options that were granted in the past 12 months, such as those granted on September 2, 2008 and which expire in September of 2015, are not eligible for the option exchange. You may exchange any or all of your outstanding unexercised eligible options, whether or not they are vested.

Q9. Are there circumstances under which I would not be granted a new award?

A9. Yes. If, for any reason, you no longer are an employee of CBRE on the new award grant date, you will not receive any new awards. Instead, you will keep your current eligible options in accordance with their original terms. Except as provided by applicable law and/or any employment agreement between you and CBRE, your employment with CBRE will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time with or without cause or notice. (See Section 1)

Moreover, even if we accept your eligible options, we will not grant a new award to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting a new award as a result of changes in the SEC or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time. (See Section 13)

Q10. Am I required to participate in this option exchange?

A10. No. Participation in this offer is voluntary. (See Section 2)

Q11. Do I have to pay for my new award?

A11. No. You do not have to make any cash payment to CBRE to receive your new award. (See Section 9)

Q12. When will my new award vest?

A12. All restricted stock and new options will be subject to a new four-year vesting schedule. Shares of restricted stock and new options granted upon cancellation of an eligible option will vest 25% on the first anniversary of the grant date, and 25% on each of the next three anniversary dates. Full vesting would be achieved on the fourth anniversary of the new award grant date. None of the restricted stock or new options will be vested on the new award grant date. We expect the new award grant date will be July 6, 2009.

Q13. If I participate in this offer, do I have to exchange all of my eligible options?

A13. No. You may pick and choose which of your outstanding eligible options you wish to exchange. Each of the grants described in the tables in Q5 and Q6 that has a different exchange ratio is considered an eligible option. If you decide to participate in this offer and to exchange an eligible option grant, you must elect to exchange all shares subject to that eligible option grant. For example, if you have options granted on September 6, 2006 and September 5, 2007, you have two eligible option grants and may tender all or none of either or both of these grants. You may not tender part of your 2006 grant or part of your 2007 grant. (See Section 2) However, you may elect to exchange the entire remaining portion of an eligible option grant that you have exercised partially.

Q14. When will I receive the new awards?

A14. We will grant the new awards on the new award grant date. The new award grant date will be the same U.S. calendar day as the cancellation date. We expect the new award grant date will be July 6, 2009. If the expiration date is extended, the new award grant date similarly will be delayed. You will receive your restricted stock agreement or option agreement, as applicable, promptly after the expiration of the offer. (See Section 6)

Q15. When will my exchanged options be cancelled?

A15. Your exchanged options will be cancelled following the expiration of the offer. We refer to this date as the cancellation date. We expect that the cancellation date will be July 6, 2009, unless the offer period is extended. (See Section 6)

Q16. Once I surrender my exchanged options, is there anything I must do to receive the new award grant?

A16. No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your new award. Your new award will be granted to you on the same day that the exchanged options are cancelled. We expect that the new award grant date will be July 6, 2009. (See Section 1)

Q17. Can I exchange CBRE common stock that I acquired upon a prior exercise of CBRE options?

A17. No. This offer relates only to outstanding eligible options to purchase shares of CBRE common stock. You may not exchange shares of CBRE common stock in this offer. (See Section 2)

Q18. Will I be required to give up all of my rights under the cancelled options?

A18. Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer. We refer to this date as the cancellation date. We expect that the cancellation date will be July 6, 2009. (See Section 6)

Q19. Will the terms and conditions of my new award be the same as my exchanged options?

A19. If you are receiving restricted stock in exchange for your options—No. Restricted stock is a different type of award than options and so the terms and conditions of your restricted stock necessarily will be different from your options. Your restricted stock will be granted under the 2004 Stock Plan and will be subject to a restricted stock agreement. In addition, the vesting of your restricted stock will differ from the vesting of your eligible options. A form of restricted stock agreement is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov. (See Section 9)

If you are receiving new options in exchange for your eligible options—Yes. However, the vesting of your new options will differ from the vesting of your eligible options. (See Section 9)

In addition, the tax treatment of the restricted stock will differ significantly from the tax treatment of your options. (See Question and Answer 22 and the remainder of this Offer to Exchange for further details)

Q20. What happens to my options if I choose not to participate or fail to submit my election form by the deadline or if my options are not accepted for exchange?

A20. If you choose not to participate or your election form is not received by the deadline or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6)

Q21. How does the Company determine whether an option has been properly tendered?

A21. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. We reserve the right to reject any election or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. (See Section 4)

Q22. Will I have to pay taxes if I participate in the offer?

A22. If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange, unless you make a Section 83(b) election under the U.S. tax code (“83(b) election”). However, you normally will have taxable ordinary income on each date on which your restricted stock vests, unless you previously made an 83(b) election. CBRE will also typically have a tax withholding obligation on each vesting date. We may satisfy tax withholding obligations, if applicable, in the manner specified in your restricted stock agreement (generally, either through selling or withholding shares equal in value to the tax withholding obligation). You also may have a taxable capital gain when you sell the shares. Note that the tax treatment of restricted stock differs significantly from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options. (See Section 14 for a discussion of the general tax consequences associated with your eligible options and this offer)

If you are a tax resident of a country other than the U.S., the tax consequences of participating in this offer may be different for you.

You should consult with your own tax and financial advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q23. Will I receive a restricted stock or option agreement?

A23. Yes. All restricted stock will be subject to a restricted stock agreement between you and the Company, as well as to the terms and conditions of the 2004 Stock Plan. All new options will be subject to a stock option agreement between you and the Company, as well as to the terms and conditions of the 2004 Stock Plan. The forms of restricted stock agreement and stock option agreement under the 2004 Stock Plan are incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2004 Stock Plan and the form of restricted stock agreement and the form of stock option agreement under the 2004 Stock Plan are available on the SEC website at www.sec.gov. (See Section 9)

Q24. Are there any conditions to this offer?

A24. Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Sections 2 and 7)

Q25. If you extend or change the offer, how will you notify me?

A25. If we extend or change this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See Sections 2 and 16)

Q26. Can I change my mind and withdraw from this offer?

A26. Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected options from the offer at any time before the expiration date (expected to be July 2, 2009). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on July 31, 2009, which is the 40th business day after the commencement of the option exchange, you may withdraw your options at any time thereafter. (See Section 5)

Q27. Can I change my mind about which eligible options I want to exchange?

A27. Yes. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date by completing and submitting to CBRE either a new election to add additional eligible options or a new election to withdraw eligible options. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal we receive before the expiration date. Please be sure that any completed and new election form you submit includes all the eligible options with respect to which you want to accept this offer and is clearly dated after your last-submitted election or withdrawal. (See Section 4)

Q28. How do I withdraw my election?

A28. To withdraw some or all of the options that you previously elected to exchange, you must submit a valid withdrawal for some or all of the options you wish to withdraw from the offer while you still have the right to withdraw the options. You may withdraw your eligible options by submitting your withdrawal form via mail, facsimile or e-mail. Any withdrawals must be received by us before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be July 2, 2009. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline.

Withdrawal via Mail, Facsimile or E-mail:

You may submit your withdrawal by sending your withdrawal form by mail, facsimile or e-mail by using the address, fax number or e-mail address as provided below. To send your withdrawal by mail, facsimile or e-mail, you must do the following before the expiration date:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and attached withdrawal form via mail, facsimile or e-mail (via PDF or similar imaged document file):

•	by regular mail or courier, to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile, to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail, to optionexchange@cbre.com.

(See Section 5)

Q29. What if I withdraw my election and then decide again that I want to participate in this offer?

A29. If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed election form via mail, facsimile or e-mail before the expiration date that is signed and dated after the date of your withdrawal. (See Question and Answer 4 and Section 5)

Q30. Will this offer affect future equity grants?

A30. No. Participants in the option exchange will be eligible for future equity grants at any time as may be determined by our Board.

Q31. What if I elect to participate and leave CBRE before the offer ends?

A31. If you elected to participate in the offer and your employment ends for any reason before the new award grant date, your exchange election would be cancelled and you would not receive a new award. If this occurs, no changes would be made to the terms of your current stock options and such options would be treated as if you had declined to participate in the offer. If you are currently considered an “at-will” employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause.

Q32. What is the effect of the offer on our stockholders?

A32. We are unable to predict the precise impact of the offer on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options covering 3,564,090 shares) subject to the terms and conditions of this offer, we will grant approximately 1,102,318 shares of restricted stock and 118,174 options, or approximately 0.46% of the total shares of our common stock outstanding as of May 29, 2009.

Q33. Are you making any recommendation as to whether I should exchange my eligible options?

A33. No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 9 for information regarding some of these risks), and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the restricted stock or new options you will receive in the exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial advisor. (See Section 3)

Q34. Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A34. You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:

CB Richard Ellis Group, Inc.

Attention: Option Exchange Administrator

11150 Santa Monica Blvd., Ste. 1600

Los Angeles, CA 90025

Phone: 310-405-8927

Fax: 310-405-8925

E-mail: optionexchange@cbre.com

(See Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. The risks listed below and under the heading titled “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC highlight the material risks of our business and participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

The following discussion should be read in conjunction with our financial statements and notes to the financial statements included in our most recent reports on Forms 10-K and 10-Q.

Risks Related to the Offer

If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the new award that you received in exchange for them.

Because the exchange ratio of this offer is not one-for-one with respect to eligible options, it is possible that, at some point in the future, your original options would have been economically more valuable than the restricted stock or new options granted pursuant to this offer. If you tender your options pursuant to this offer, you will receive a smaller number of shares of restricted stock, or in France and Canada, options to purchase a smaller number of shares of our common stock, than you would have been entitled to purchase under your eligible options. In addition, we cannot assure employees who receive new options that the exercise price of the new options will be significantly lower than the exercise price of your exchanged options.

In addition, you may pay more taxes for your restricted stock than you would pay for your exchanged options. For example, if you exchange an eligible option grant for 1,000 shares with an exercise price of $15.43, you would receive 357 shares of restricted stock. If the eligible options grant was held instead and exercised for $15.43 per share while the fair market value of our common stock was $20 per share, you would recognize ordinary income on $4,570 at exercise. If you later sold the shares at $25 per share, you would have capital gain on $5 per share, which is the difference between the sale price of $25 and the $20 fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 35%). If, instead, you had exchanged your eligible options for restricted stock, you would be subject to ordinary income tax (currently taxed at a maximum rate of 35%) on the full fair market value of the shares vesting on each vest date. If you do not make an 83(b) election for the restricted stock, your taxable income with respect to those shares will be calculated, and tax will be owed, in the year in which the restricted stock vests. The amount of taxable income will be equal to the number of vested shares multiplied by the market price per share on the date they vest. Your adjusted tax basis in the shares will be the fair market value of the shares on the date they vest. Any gain or loss recognized when restricted stock that has vested is sold will be capital gain or loss. For instance, if 100 shares of restricted stock vest on a day when the fair market value of our stock is $20 per share, unless you made an 83(b) election at the time the restricted stock was granted, you will recognize ordinary income on $2,000. You then would be subject to additional long-term or short-term capital gain on any additional gain when you actually sell the shares, as applicable (depending on the length of time you have held such shares). For instance, if you sold the shares at $25 per share, you would have a capital gain of $5 per share. On each vesting date, until your restricted stock is fully vested, the shares of restricted stock that vest would be taxed as ordinary income based on the market price of the Company’s stock on that date, which could be higher or lower than the fair market value on the date of issuance or the prior vesting dates. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock, while, in the example above, you would have paid $15.43 per share of post-tax dollars for the shares subject to your eligible options. Additionally, the options with an exercise price of $15.43 will be fully vested in September of 2009, while any shares of restricted stock you receive in the exchange offer will not be fully vested for four years.

The value of our common stock fluctuates and there is no guarantee that your new awards will increase in value over time.

The market price of our common stock has been volatile. As a result, there is no guarantee that your new awards received in the option exchange will increase in value over time.

If you are not employed by CBRE on the exchange date, you will not receive a new award.

In order to receive a new award, you must be employed by the Company on the exchange date. If you elect to participate in the offer and are no longer employed by CBRE on the exchange date, you will not receive a new award. In such event, your tender will automatically be deemed withdrawn and you will not participate in the option exchange. You will retain your original options in accordance with their current terms and conditions.

If we are acquired by or merge with another company, your cancelled options might be worth more than the restricted stock or new options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us terminates (other than due to your death or disability; see Section 9 regarding certain exceptions relating to death or disability) before your restricted stock or new options vest, you will not receive any value from your new award.

Your new award will not be vested on the new award grant date.

The new award will be subject to a new vesting schedule. This is true even if your exchanged options are 100% vested. If you do not remain an employee with us through the date your new award vests, you will not vest in the shares of restricted stock or be able to exercise your new options. As a result, you will not receive any value from your new award.

Tax effects of restricted stock for United States taxpayers.

If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the new award grant date. However, you generally will have taxable ordinary income when the shares of restricted stock vest. The Company will also typically have a tax withholding obligation at the time of vesting. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock agreement (generally either through selling or withholding of shares equal in value to the tax withholding obligation). A form of restricted stock agreement is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available at www.sec.gov. You also may have a taxable capital gain when you sell the shares of the restricted stock. Note that the tax treatment of restricted stock differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options.

Risks Relating to Our Business

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at http://www.cbre.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of the Company employed in either the United States, Canada, the United Kingdom, France or Hong Kong (the “eligible countries”) and you remain employed by the Company through the date on which the exchanged options are cancelled. None of the non-employee members of our Board are eligible to participate in the offer. Our directors as of June 2, 2009 are listed in Section 11 of this Offer to Exchange.

To receive a grant of a new award, you must remain an employee of the Company employed in an eligible country through the new award grant date, which will be the next business day after the expiration date. If you do not remain employed by the Company through the new award grant date, you will keep your current eligible options, and they will expire in accordance with their terms. If we do not extend the offer, the new award grant date will be July 6, 2009. Except as provided by applicable law and/or any employment agreement between you and the Company, your employment with the Company will remain “at-will” and can be terminated by you or the Company at any time, with or without cause or notice. In order to vest in your restricted stock or new options, you generally must remain an employee through each relevant vesting date. If your employment with the Company terminates (other than due to your death or disability; see Section 9 for details) before your unvested restricted stock or new options vest, your unvested restricted stock will be forfeited or your unvested new options will expire unvested.

2.	Number of options; expiration date.

Subject to the terms and conditions of this offer, we will accept for exchange all eligible options held by eligible employees which are outstanding and unexercised as of the expiration date of the offer, and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date of the offer.

Participation in this offer is voluntary. You may decide which of your eligible options you wish to exchange. If you hold more than one eligible option, however, you may choose to exchange one or more of such eligible options without having to exchange all of your eligible options. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option grant that you choose to exchange. Except for option grants that have already been partially exercised, we are not accepting partial tenders of option grants. This means that if you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining portion of such option grant.

When we refer to an eligible option in this Offer to Exchange, we are referring to one of the option grants made on the following dates with the corresponding exercise price:

Date Options Granted	Exercise Price of Options
January 27, 2005	$11.15
February 1, 2005	$11.10
September 21, 2005	$15.43
September 6, 2006	$23.46
March 19, 2007	$34.54
September 5, 2007	$27.19

For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 500 of which you have already exercised, (2) an eligible option grant to purchase 2,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. You may not elect to exchange a partial amount under any option grant (such as an election to exchange only 150 shares of the remaining 500 shares under the first option grant).

Exchange Ratios for employees in the United States, the United Kingdom and Hong Kong

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted restricted stock as follows:

Date Options Granted	Exercise Price of Options	Employee Exchange Ratio for New Restricted Stock	Officer Exchange Ratio for New Restricted Stock
January 27, 2005	$11.15	8.05-to-1	N/A
February 1, 2005	$11.10	7.83-to-1	N/A
September 21, 2005	$15.43	2.80-to-1	3.73-to-1
September 6, 2006	$23.46	2.83-to-1	3.77-to-1
March 19, 2007	$34.54	3.08-to-1	N/A
September 5, 2007	$27.19	2.48-to-1	3.31-to-1

For purposes of applying the exchange ratios, fractional shares of restricted stock will be rounded down to the nearest whole share of restricted stock on a grant by grant basis. No consideration will be paid for such fractional shares.

The exchange ratios are intended to result in the issuance of restricted stock for which we will recognize little or no accounting expense and were calculated using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option. For purposes of determining the fair value of an eligible option under the Black-Scholes model, the following factors were used: (a) the option’s exercise price; (b) an assumed value of $7.201 per share (equating to the 10-day trailing average closing price for the period ending May 29, 2009) for our common stock at the commencement of the option exchange; (c) expected annual volatility of our common stock price of 82.6%, which is the actual annualized volatility of our stock price from the date of our initial public offering in 2004 through May 29, 2009; (d) an expected remaining term ranging from 0.65 years to 4.86 years; (e) a risk-free interest rate ranging from 0.46% to 2.40%; and (f) no expected dividends. The exchange ratios were then determined by assuming a $7.201 per share value for each share of restricted stock to be issued in the option exchange.

The exchange ratios apply to each of your eligible option grants separately. This means that the various option grants you have received may be subject to different exchange ratios.

Example 1

If you exchange an $11.15 stock option grant covering 1,000 shares, you will receive 124 shares of restricted stock.

Example 2

If you exchange an $11.10 stock option grant covering 1,000 shares, you will receive 127 shares of restricted stock.

Example 3

If you exchange an $15.43 stock option grant covering 1,000 shares, you will receive 357 shares of restricted stock (executive officers will receive 268 shares of restricted stock).

Example 4

If you exchange an $23.46 stock option grant covering 1,000 shares, you will receive 353 shares of restricted stock (executive officers will receive 265 shares of restricted stock).

Example 5

If you exchange an $34.54 stock option grant covering 1,000 shares, you will receive 324 shares of restricted stock.

Example 6

If you exchange an $27.19 stock option grant covering 1,000 shares, you will receive 403 shares of restricted stock (executive officers will receive 302 shares of restricted stock) .

All restricted stock will be subject to the terms of the restricted stock agreement between you and the Company and the 2004 Stock Plan. The current form of restricted stock agreement under the 2004 Stock Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

Exchange Ratios for employees in Canada and France

Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted new options as follows:

Date Options Granted	Exercise Price of Options	Employee Exchange Ratio for New Options
September 21, 2005	$15.43	1.70-to-1
September 6, 2006	$23.46	1.80-to-1
September 5, 2007	$27.19	1.70-to-1

If application of the applicable exchange ratio to particular new options to be issued in exchange for eligible options tendered results in a fractional share, the number of shares underlying the new options will be rounded down to the nearest whole share on a grant by grant basis. No consideration will be paid for such fractional shares.

The exchange ratios are intended to result in the issuance of new options for which we will recognize little or no accounting expense and were calculated using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of a stock option. For purposes of determining the fair value of an eligible option under the Black-Scholes model, the following factors were used: (a) the option’s exercise price; (b) an assumed value of $7.201 per share (equating to the 10-day trailing average closing price for the period ending May 29, 2009) for our common stock at the commencement of the option exchange; (c) expected annual volatility of our common stock price of 82.6%, which is the actual annualized volatility of our stock price from the date of our initial public offering in 2004 through May 29, 2009; (d) an expected remaining term ranging from 3.01 years to 4.86 years; (e) a risk-free interest rate ranging from 1.49% to 2.40%; and (f) no expected dividends. The exchange ratios were then determined by calculating the Black-Scholes value of the new stock options assuming a $7.201 exercise price based on the fair market value of our common stock on the new award grant date.

The exchange ratios apply to each of your eligible option grants separately. This means that the various option grants you have received may be subject to different exchange ratios.

Example 1

If you exchange an $15.43 stock option grant covering 1,000 shares, you will receive 588 new options.

Example 2

If you exchange an $23.46 stock option grant covering 1,000 shares, you will receive 555 new options.

Example 3

If you exchange an $27.19 stock option grant covering 1,000 shares, you will receive 588 new options.

All new options will be subject to the terms of the stock option agreement between you and the Company and the 2004 Stock Plan. The current form of stock option agreement under the 2004 Stock Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov. All new options will be non-qualified stock options.

The expiration date for this offer will be 9:00 p.m., Pacific Time, on July 2, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. (See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer)

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF CBRE OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW AWARD GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW AWARDS AND YOU CEASE TO BE AN EMPLOYEE OF CBRE OR ANY OF ITS SUBSIDIARIES BEFORE THE NEW AWARDS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW AWARDS.

3.	Purposes of the offer.

The primary purpose of this offer is to improve the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our employees and better align their interests with those of our shareholders to maximize shareholder value. We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated managerial employees to implement our strategic initiatives, expand and develop our business and satisfy client needs. Competition for these types of employees is intense, and many companies use equity awards, including stock options and restricted stock, as a means of attracting, motivating and retaining their employees. Our Board believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. In the past, stock options have constituted an important part of our incentive and retention programs. In 2008, we utilized a mix of equity awards to our management employees using a ratio of 25% stock options to 75% restricted stock based on a Black-Scholes valuation of each type of award. In prior years, that ratio was more heavily weighted toward stock options, e.g., from 2005-2007, the ratio was 50% stock options to 50% restricted stock.

As a result of the recent global credit and liquidity crisis and the subsequent sharp economic slowdown, the stock prices of commercial real estate services companies, including ours, have declined. Because of this decline in price over the past 18 months, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, on May 29, 2009, the closing price of our common stock on the NYSE was $7.30 per share and the weighted average exercise price of eligible options was $20.20 per share. Consequently, as of May 29, 2009, all of the outstanding stock options issued under the 2004 Stock Plan and held by eligible employees were out-of-the-money.

This circumstance has caused our Board to conclude that we may be at risk of losing key contributors across our workforce because, in the absence of an effective equity component, we do not currently have sufficient compensation programs in place to incentivize, retain and ensure the continued commitment of many of our employees.

Our executive officers are expected to be among the primary drivers of the strategic and operational initiatives we have implemented to advance the creation of long-term stockholder value. As a result, the retention and motivation of our executive officers are critical to our long-term success. Accordingly, we have elected to include executive officers as eligible employees in this option exchange; however, they will receive significantly less value under this option exchange for their out-of-the-money options than other employees.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, agreements or negotiations (however, we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board make any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. THIS OFFER DOES NOT CONSTITUTE INVESTMENT ADVICE, NOR SHOULD IT BE CONSTRUED AS SUCH. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this offer is voluntary. You will have the election period in which to determine whether you wish to participate. You may elect to participate by submitting your election form via mail, facsimile or e-mail. The election may be revoked prior to but not after the expiration of the offer.

Election Procedure:

You may submit your election by sending your acceptance by mail, facsimile or e-mail by using the address, fax number or e-mail address as provided below. To send your election by mail, facsimile or e-mail, you must do the following:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via mail, facsimile or e-mail (via PDF or similar imaged document file):

•	by regular mail or courier, to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile, to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail, to optionexchange@cbre.com.

3. Election forms must be received no later than 9:00 p.m., Pacific Time, on the expiration date, currently expected to be July 2, 2009. If they are not received by the deadline, your eligible options will not be exchanged and you will still own those options.

General Information:

The Company must receive your properly completed and signed election form before the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on July 2, 2009 unless we extend the offer. Please allow sufficient time to ensure that we receive your election form. If we do not receive your election form by the deadline, you will not participate in the offer and all eligible options you currently hold will remain unchanged at their original exercise price and terms.

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange.

Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on July 2, 2009 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on July 31, 2009, you may withdraw your options at any time thereafter. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date.

You also may change your mind about which of your eligible options you wish to have exchanged. If you wish to add additional eligible options to your election, you must complete and submit a new election before the expiration date by following the procedures described above. Your new election must be properly completed, signed and dated after your prior election and after any withdrawal you have submitted and must list all eligible options you wish to exchange. Any prior elections will be disregarded. If, instead, you wish to withdraw some or all of the eligible options you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by CBRE by the deadline will be accepted. You should allow sufficient time to ensure timely delivery.

We intend to confirm the receipt of your election and/or any withdrawal by e-mail to your CBRE email address. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by e-mail or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be July 6, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. We must satisfy or waive all conditions prior to the expiration of the offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal rights and change of election.

You may withdraw some or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw some or all of the options that you previously elected to exchange at any time before the expiration of the offer, which is expected to occur at 9:00 p.m., Pacific Time, on July 2, 2009. If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on July 31, 2009, which is the 40th business day after the commencement of the offer, you may withdraw your options at any time thereafter.

To withdraw some or all of the options that you previously elected to exchange, you must deliver a valid withdrawal for some or all of the options you wish to withdraw from the offer while you still have the right to withdraw the options. You may withdraw your eligible options by submitting your withdrawal form via mail, facsimile or e-mail. Any withdrawals must be made on or before 9:00 p.m., Pacific Time, on the expiration date, currently expected to be July 2, 2009.

Withdrawal Procedure:

You may submit your withdrawal by sending your withdrawal by mail, facsimile or e-mail by using the address, fax number or e-mail address as provided below. To send your withdrawal by mail, facsimile or e-mail, you must do the following:

1. Properly complete and sign the attached withdrawal form.

2. Deliver the completed and signed withdrawal form via mail, facsimile or e-mail (via PDF or similar imaged document file):

•	by regular mail or courier, to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile, to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail, to optionexchange@cbre.com.

3. Withdrawal forms must be received no later than 9:00 p.m., Pacific Time, on the expiration date, currently expected to be July 2, 2009.

General Information:

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election and/or withdrawal we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior election form.

If you withdraw some or all of your eligible options, you may elect to exchange the withdrawn options again at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by CBRE by the deadline will be accepted.

We intend to confirm the receipt of your election and/or any withdrawal by e-mail to your CBRE email address. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election and/or any withdrawal.

6.	Acceptance of options for exchange and issuance of new awards.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be July 6, 2009.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by e-mail or other method of communication.

We will grant the new awards on the new award grant date, which is the next business day after the expiration date. We expect the new award grant date to be July 6, 2009. All new awards will be granted under the 2004 Stock Plan, and will be subject to a restricted stock agreement or stock option agreement, as applicable, between you and the Company. The number of shares of restricted stock or new options you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Promptly after the expiration date, we will send you your restricted stock agreement and your shares of restricted stock or your stock option agreement and new options, as applicable.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

7.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad, whether or not mandatory,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Composite Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

•

the commencement, continuation, or escalation of a war, armed hostilities or other national or international calamity, including acts of terrorism, directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the offer to us); or

•

Any rules, regulations or actions by any governmental authority, the New York Stock Exchange, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced, or deemed applicable to the Company that make it inadvisable for us to proceed with the offer.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion, regardless of the circumstances giving rise to them, at any time before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.

The CBRE common stock that underlies your options is traded on the New York Stock Exchange under the symbol “CBG.” The following table shows, for the periods indicated, the high and low prices per share of our common stock as reported by the New York Stock Exchange.

	Price Range
	High	Low
Fiscal Year 2009
First quarter	$5.40	$2.34
Second quarter (through May 29, 2009)	$9.87	$3.75
Fiscal Year 2008
First quarter	$23.17	$15.23
Second quarter	$24.50	$19.00
Third quarter	$21.00	$11.49
Fourth quarter	$13.24	$3.00
Fiscal Year 2007
First quarter	$39.15	$31.22
Second quarter	$39.93	$33.00
Third quarter	$42.74	$23.69
Fourth quarter	$29.36	$17.49

On May 29, 2009, the closing price of our common stock, as reported by the New York Stock Exchange, was $7.30 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and amount of consideration; terms of restricted stock and new options.

Consideration.

We will issue new awards in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new awards based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Fractional shares of restricted stock will be rounded down to the nearest whole share of restricted stock on a grant by grant basis. If application of the applicable exchange ratio to particular new options to be issued in exchange for eligible options tendered results in a fractional share, the number of shares underlying the new options will be rounded down to the nearest whole share on a grant by grant basis. No consideration will be paid for such fractional shares. You do not have to make any cash payment to the Company to receive your new awards.

If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options covering 3,564,090 shares) subject to the terms and conditions of this offer, we will grant approximately 1,102,318 shares of restricted stock and 118,174 options, or approximately 0.46% of the total shares of our common stock outstanding as of May 29, 2009.

General terms of restricted stock.

Restricted stock will be granted under the 2004 Stock Plan, and subject to a restricted stock agreement between you and the Company. Shares of restricted stock are a different type of equity award than stock options and therefore, the terms and conditions of the restricted stock will vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. The form of restricted stock agreement under the 2004 Stock Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2004 Stock Plan and the form of restricted stock agreement is available on the SEC website at www.sec.gov. However, you should note that the vesting schedule of your restricted stock will differ from your exchanged options, as described below.

General terms of new options.

New options will be granted under the 2004 Stock Plan, and subject to a stock option agreement between you and the Company. The terms and conditions of the new options will be similar to the eligible options that you tendered for exchange, except for changes in vesting and the exercise price. The form of stock option agreement under the 2004 Stock Plan is incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2004 Stock Plan and the form of stock option agreement is available on the SEC website at www.sec.gov. You should note that the vesting schedule of your new options will differ from your exchanged options, as described below.

Summary of Second Amended and Restated 2004 Stock Incentive Plan

The following description summarizes the material terms of the 2004 Stock Plan. Our statements in this Offer to Exchange concerning the 2004 Stock Plan, the restricted stock and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2004 Stock Plan and the form of restricted stock agreement and stock option agreement under such 2004 Stock Plan, which are available on the SEC website at www.sec.gov. The form of restricted stock agreement and stock option agreement under the 2004 Stock Plan are incorporated by reference as an exhibit to the Schedule TO with which this Offer to Exchange has been filed. Please contact the Option Exchange Administrator to receive a copy of the 2004 Stock Plan and the forms of agreements. We will promptly furnish to you copies of these documents upon request at our expense.

Our 2004 Stock Plan authorizes the grant of stock-based awards to our employees, directors and consultants. A total of 30,785,218 shares of our Class A common stock have been reserved for issuance under the 2004 Stock Plan (on a split-adjusted basis). This share reserve is reduced by one share upon grant of a stock award and upon exercise or redemption of any awards. Awards that expire, terminate, lapse, that are reacquired by us or that are redeemed for cash rather than shares and shares tendered as payment of the exercise price or for tax withholding will again be available for grant under the 2004 Stock Plan. As of May 29, 2009, 7,059,536 shares were subject to options issued under our 2004 Stock Plan and 11,066,836 shares remained available for future grants under the 2004 Stock Plan.

To enable us to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with performance awards granted under the 2004 Stock Plan, the plan is designed to qualify such compensation as “performance-based compensation” under Section 162(m). To comply with Section 162(m), the number of shares for which such awards may be granted, including shares for which options or stock appreciation rights may be granted, to any participant is limited.

The 2004 Stock Plan is administered by the Compensation Committee of our Board, the members of which are deemed independent under NYSE Rules. Our Board reserves the right to amend or terminate the 2004 Stock Plan at any time and to administer the 2004 Stock Plan with respect to non-employee directors. Stockholder approval will be required for amendments to the 2004 Stock Plan that increase the number of shares that may be issued under the plan, increase participants’ accrued benefits, modify the requirements for participation, effect a repricing of stock options or stock appreciation rights, allow acceleration other than as permitted in connection with death, disability, retirement, other termination of employment or change in control, or to the extent required to comply with applicable law.

Stock options must have an exercise price that is at least equal to the fair market value of our common stock on the date the option is granted. Options generally vest and become exercisable over a period of four years. In the event of the option holder’s termination, the option holder will generally have up to three months (up to one year if due to disability or 18 months if due to death) from termination to exercise his/her vested options. Unless the option holder’s agreement provides otherwise, options granted since December 31, 2004 generally expire, to the extent unexercised, seven years from the date of grant. The terms of the 2004 Stock Plan expressly provide that without the appropriate stockholder approval, the Board may neither cancel outstanding stock options and grant in substitution stock options having a lower exercise price nor may the Board amend outstanding options to reduce the exercise price thereof, except in connection with a transaction to which Section 424(a) of the Internal Revenue Code applies.

Restricted stock units, which entitle the participant to the right to receive one share of common stock per unit at the time the unit vests, and restricted stock bonuses may also be awarded. For both restricted stock bonuses and units, vesting will be based on the participant’s continuous service and generally vest over a period of four years. In the event a participant’s continuous service terminates, all unvested common stock as of the date of termination will be subject to our reacquisition and unvested stock units will be cancelled. The 2004 Stock Plan also allows for grants of other stock-based awards such as stock appreciation rights, restricted stock purchase rights, phantom stock units, performance shares and performance share units.

In the event of a change of control, as defined in the 2004 Stock Plan, other than dissolution, the Board may provide for the (1) assumption or continuation of any stock awards outstanding under the 2004 Stock Plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or stock appreciation right prior to the change of control.

Share Price. On May 29, 2009, the closing price of our common stock on the NYSE was $7.30 per share.

Purchase price.

The purchase price, if any, of a share of restricted stock granted under the 2004 Stock Plan generally is determined by the administrator of the plan. For purposes of this offer, the purchase price of a share of restricted stock will be deemed paid by your past services rendered to the Company. As a result, you do not have to make any cash payment to the Company to receive your shares of restricted stock.

Vesting.

The vesting applicable to new awards granted under the 2004 Stock Plan generally is determined by the administrator of the plan in accordance with the terms of the 2004 Stock Plan. The restricted stock and new options granted under this offer will be subject to a set vesting schedule. Each share of restricted stock or new option will vest as follows:

•	None of the restricted stock or new options will be vested on the new award grant date.

•

The restricted stock and new options will be scheduled to vest in equal installments on an annual basis from the new award grant date and will vest 25% on the first anniversary of the grant date, and 25% on each of the next three anniversary dates.

•	We expect the new award grant date will be July 6, 2009. If the expiration date is extended, the new award grant date similarly will be delayed.

•

Vesting on any given vesting date is subject to your continued employment with the Company through that vesting date. If your employment with the Company terminates (other than due to your death or disability; see below for more details) before your restricted stock or new options vest, your restricted stock or new options will expire unvested.

•	After the restricted stock vests, employment with us is not required to retain the shares of restricted stock.

•

We will make minor modifications to the vesting schedule of any restricted stock to eliminate fractional vesting (such that a whole number of restricted stock will vest on each vesting date); this will be done by rounding down to the nearest whole number of restricted stock that will vest on each vesting date and vesting the sum of the fractional restricted stock (a whole number) on the last vesting date of the restricted stock vesting schedule, subject to your continued employment with us through such date.

Example:

Assume that an eligible employee elects to exchange an eligible option grant covering 1,000 shares with an exercise price of $15.43 per share and the following vesting schedule:

Vesting Schedule

250 shares vested on September 21, 2006

250 shares vested on September 21, 2007

250 shares vested on September 21, 2008

250 shares are scheduled to vest on September 21, 2009

Assume that on July 2, 2009 (the expected expiration date of the offer), the eligible employee surrenders the option grant and, in accordance with the exchange ratios listed in Section 2 above, receives 357 shares of restricted stock. Subject to the eligible employee remaining employed by the Company through each such relevant date, the vesting schedule of the restricted stock will be as follows:

Vesting Schedule

0 shares will be vested as of July 6, 2009

89 shares will vest on July 6, 2010

89 shares will vest on July 6, 2011

89 shares will vest on July 6, 2012

90 shares will vest on July 6, 2013

Restricted stock which does not vest will be forfeited to CBRE. New options which do not vest will expire.

Vesting, Death or Disability.

Generally, the administrator of the 2004 Stock Plan has the power to accelerate exercisability and/or vesting of restricted stock or new options in cases related to death or disability.

Form of payout.

The Company may satisfy all tax withholding obligations in the manner specified in your restricted stock agreement (generally through selling or withholding shares equal in value to the tax withholding obligation) or in your 83(b) election.

Adjustments upon certain events.

Events occurring before the new award grant date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the 2004 Stock Plan and stock option agreement under which they were granted. Further, if the Company is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement and you will receive no new award in exchange for them. If the Company is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new awards.

Events occurring after the new award grant date. If, for any reason, the outstanding shares of common stock of the Company are increased or decreased or are exchanged for a different number or kind of shares or other non-cash assets are distributed with respect to such shares of common stock or other securities without the receipt of consideration by the Company, the administrator of the 2004 Stock Plan may make certain adjustments in the number of shares subject to the 2004 Stock Plan, the maximum number of securities subject to award to any person, or the outstanding equity awards.

In the event of a transaction such as a merger, change in ownership of voting power, sale of all or substantially all of the assets of the Company, each outstanding equity award granted under the 2004 Stock Plan will be assumed or continued or similar awards will be substituted, by the acquiring or surviving corporation or other entity. In the event any surviving entity or acquiring entity refuses to assume or continue such equity awards or to substitute similar stock awards for those outstanding under the 2004 Stock Plan, the administrator of the 2004 Stock Plan, in its sole discretion may take certain actions as provided for in the 2004 Stock Plan, including, providing for the payment of a cash amount in exchange for the cancellation of such awards, continuing the equity awards or notifying employees that they must exercise or redeem such equity award (including, at the discretion of the administrator of the 2004 Stock Plan, any unvested portion of such equity award) at or prior to the closing of any such transaction.

Transferability of restricted stock.

Unvested restricted stock generally may not be transferred, other than by will or the laws of descent and distribution, unless the administrator of the 2004 Stock Plan indicates otherwise in your restricted stock agreement. Stock options generally may not be transferred except by will or by the laws of descent and distribution and except to family members or family trusts.

Registration and sale of restricted stock.

All of the Company’s shares of common stock issuable upon the vesting of the shares of restricted stock have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of the Company for purposes of the Securities Act, you will be able to sell the shares upon vesting of your restricted stock free of any transfer restrictions under applicable U.S. securities laws.

Federal income tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the restricted stock and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own tax and financial advisors to discuss the consequences to you of this transaction.

10.	Information concerning CBRE; financial information.

Information concerning us. We are the world’s largest commercial real estate services firm, based on 2008 revenue, with leading full-service operations in major metropolitan areas throughout the world. We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other types of commercial real estate. As of December 31, 2008, we operated more than 300 offices worldwide, excluding affiliate offices, with over 30,000 employees providing commercial real estate services under the “CB Richard Ellis” brand name and development services under the “Trammell Crow” brand name. Our business is focused on several service competencies, including commercial property and corporate facilities management, tenant representation, property/agency leasing, property sales, valuation, real estate investment management, commercial mortgage origination and servicing, capital markets (equity and debt) solutions, development services and proprietary research. We generate revenues from contractual management fees and on a per project or transactional basis. In 2006, we became the first commercial real estate services company included in the S&P 500. In 2007, 2008 and 2009, we were included on the Business Week list of 50 “Best in Class” companies across all industries, and the Fortune list of Fastest Growing U.S. Companies in 2007 and 2008 and its list of Most Admired Companies in 2009. In both 2008 and 2009, we were included in the Fortune 500 and remain the first and only commercial real estate services company ever included on the list. In 2009, the International Association of Outsourcing Professionals ranked us the #8 outsourcing company across all industries and #1 in commercial real estate services.

Our principal executive offices are located at 11150 Santa Monica Blvd., Suite 1600, Los Angeles, California 90025, and our telephone number is (310) 405-8900. Questions regarding this offer, and requests for additional copies of this Offer to Exchange and the other offer documents, should be directed to the option exchange administrator:

•	by regular mail or courier to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail to optionexchange@cbre.com.

Copies of these documents will be furnished to you promptly upon request at our expense.

Financial Information. Attached as Schedule A to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2008 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009. Schedule A should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, both of which are incorporated herein by reference. The selected consolidated statements of earnings data for the fiscal years ended December 31, 2008 and 2007 and the selected consolidated balance sheet data as of December 31, 2008 and 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The selected consolidated statements of earnings data for the fiscal quarters ended March 31, 2009 and the selected consolidated balance sheet data as of March 31, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by total fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision/benefit for income taxes. Fixed charges consist of interest and debt expense, including amortization and write-off of debt-related expenses and interest capitalized during the period, as well as the interest portion of rental expense. The following table sets forth our “Ratio of Earnings to Fixed Charges” for the periods specified:

	Fiscal Year Ended			Three Months Ended
	December 31, 2008		December 31, 2007	March 31, 2009
Ratio of earnings to fixed charges	N/A	(1)	3.87	0.55

(1)	The ratio of earnings to fixed charges was negative for this period. Additional earnings of $867.5 million would be needed to have a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2008.

Book Value Per Share. We had a book value per share of $0.44 on December 31, 2008 (calculated using the book value as of December 31, 2008, divided by the number of outstanding shares of our common stock as of December 31, 2008).

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 17, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

11.	Interests of directors and named executive officers; transactions and arrangements concerning our securities.

The following table sets forth the members of our board of directors and our executive officers, and their respective positions and offices as well as certain information as of May 29, 2009 about the outstanding options granted under our 2004 Stock Plan held by each of our directors and executive officers. Our executive officers are eligible to participate in this exchange offer. The non-employee members of our Board are not eligible to participate in this exchange offer. As of May 29, 2009, our executive officers and directors as a group held options unexercised and outstanding under the 2004 Stock Plan to purchase a total of 2,237,065 shares of our common stock, which represented approximately 31.7% of the shares subject to all options outstanding under the 2004 Stock Plan as of that date.

The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under our 2004 Stock Plan, which was 7,059,536 as of May 29, 2009.

Name	Age	Position	Aggregate Number of Options Under the 2004 Stock Plan	Percentage of Total Outstanding Options Under the 2004 Stock Plan
Richard C. Blum	73	Chairperson; Executive Committee Chairperson; Governance Committee and Acquisition Committee member	9,497	*

Patrice M. Daniels	48	Director; Audit Committee Chairperson	18,344	*

Curtis F. Feeny	51	Director; Governance Committee Chairperson; Audit Committee member	4,199	*

Bradford M. Freeman	67	Director; Compensation Committee, Governance Committee and Acquisition Committee member	18,344	*

Michael Kantor	69	Director; Acquisition Committee member	18,344	*

Frederic V. Malek	72	Director; Compensation Committee Chairperson; Audit Committee member	18,344	*

Jane J. Su	45	Director; Compensation Committee member	4,547	*

Name	Age	Position	Aggregate Number of Options Under the 2004 Stock Plan	Percentage of Total Outstanding Options Under the 2004 Stock Plan
Brett White	49	Director, President and Chief Executive Officer; Acquisition Committee Chairperson; Executive Committee member	915,842	12.97%

Gary L. Wilson	69	Director; Audit Committee member	18,344	*

Ray Wirta	65	Executive Committee and Acquisition Committee member	203,552	2.88%

Robert Blain	53	President—Asia Pacific	261,733	3.71%

Gil Borok	41	Executive Vice President, Chief Accounting Officer and Chief Financial Officer—Americas	58,475	*

Calvin W. Frese, Jr.	52	Global Chief Operating Officer, President—Americas	334,875	4.74%

Laurence H. Midler	44	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	150,871	2.14%

Michael J. Strong	61	President—Europe, Middle East and Africa	102,705	1.45%

Robert E. Sulentic	52	Chief Financial Officer and President—Development Services	99,049	1.40%

*	Less than 1%.

The address of each of the persons set forth in the table above is 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025.

Except for (i) the exercise of 18,000 options to purchase our common stock by Gil Borok on May 6, 2009 and the same day sale of 16,800 shares, (ii) the exercise of 45,000 options to purchase our common stock by Laurence H. Midler on May 6, 2009 and the same day sale of 38,900 shares and (iii) the exercise of 100,000 options to purchase our common stock by Ray Wirta on May 6, 2009 and the same day sale of such shares, to the best of our knowledge, no directors or named executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock or restricted stock, or in transactions involving our common stock during the past sixty days before and including May 29, 2009. These options were not eligible options and would have expired in September 2009.

12.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new awards under the 2004 Stock Plan. The shares will be available for future awards to employees and other eligible 2004 Stock Plan participants, respectively, without further shareholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Under the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123(R)”), we expect to recognize expense equal to the greater of the remaining unamortized balance associated with the option exchanged, or the fair market value of the new restricted stock or new option, as applicable. In the event that any of the shares of restricted stock or new options are forfeited prior to their vesting due to termination of employment, any incremental compensation expense of the forfeited shares of restricted stock or new options will not be recognized.

Since the offer has been structured to replace underwater options with new awards of similar or lesser value, the Company expects to recognize little or no additional compensation expense. The only compensation expense we are likely to incur would result from fluctuations in our stock price between the time the exchange ratios were set, shortly before the option exchange began, and when the exchange actually occurs on the expiration date, which we expect to be immaterial. As a result, the option exchange will allow the Company to realize real incentive and retention benefits from the new awards granted, while recognizing essentially the same amount of compensation expense as we would have recognized for the eligible options.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of new awards as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any New York Stock Exchange listing requirements that would be required for the acquisition or ownership of our restricted stock or options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new awards for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new awards on the new award grant date, we will not grant any new awards. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new award grant date we will not grant any new awards and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.

14.	Material income tax consequences.

THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for restricted stock pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you.

We strongly recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange eligible options for restricted stock generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted the restricted stock unless you make an 83(b) election. Instead, you will recognize ordinary income as the shares of restricted stock vest, and the Company will also typically have a tax withholding obligation at that time. The amount of ordinary income you recognize will equal the fair market value of the shares on the date they vest. With regard to the shares of restricted stock granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your restricted stock agreement (generally through selling or withholding of shares equal in value to the tax withholding obligation). Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of restricted stock generally will be treated as a capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

Stock options.

If you participate in this offer, your eligible options will be exchanged for restricted stock. So that you are able to compare the tax consequences of new restricted stock to that of your eligible options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such option holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as a capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We strongly recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

15.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue an e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer. There is no fee charged by CBRE to you for the option exchange. You will be responsible for any expenses incurred by you in connection with your election to participate in this offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009;

2.	Our definitive proxy statement on Schedule 14A for our 2009 annual meeting of shareholders, filed with the SEC on April 23, 2009;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009;

4.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on June 3, 2004 and any further amendment or report filed thereafter for the purpose of updating such description; and

5.	The information contained in our current reports on Form 8-K filed with the SEC.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting the Company at:

CB Richard Ellis Group, Inc.

Attention: Option Exchange Administrator

11150 Santa Monica Blvd., Ste. 1600

Los Angeles, CA 90025

Phone: 310-405-8927

Fax: 310-405-8925

E-mail: optionexchange@cbre.com

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

18.	Miscellaneous.

We are not aware of any jurisdiction in an eligible country where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

In addition, this Offer to Exchange and our SEC reports referred to herein include “forward-looking statements”. When used in this Offer to Exchange and our SEC reports, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar words are intended to identify these forward-looking statements. We caution that the risk factors in this Offer to Exchange, as well as those in our other SEC filings, could cause our actual results to differ materially from those estimated or predicted in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.

CBRE reserves the right to amend or terminate the 2004 Stock Plan at any time, and the grant of an award under the 2004 Stock Plan or this offer does not in any way obligate CBRE to grant additional awards or offer further opportunities to participate in any offer to exchange options in any future year. The grant of an award and any future awards granted under the 2004 Stock Plan or in relation to this offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that would be subject to severance, redundancy, termination or similar pay, other than to the extent required by local law.

CB Richard Ellis Group, Inc.

June 5, 2009

SCHEDULE A

CB RICHARD ELLIS GROUP, INC.

	Fiscal Year Ended		Three Months Ended
	2008	2007	2009	2008
	(dollars in thousands, except share data)
Consolidated Statements of Earnings
Revenue	$5,128,817	$6,034,249	$890,449	$1,230,925
Operating (loss) income	(788,469)	698,971	5,479	70,332
Interest income	17,762	29,004	2,305	5,226
Interest expense	167,156	162,991	34,798	43,005
Write-off of financing costs	—	—	29,255	—
(Loss) income from continuing operations	(1,076,489)	399,746	(54,419)	15,329
Net (loss) income	(1,066,264)	402,380	(54,419)	15,329
Net (loss) income attributable to CB Richard Ellis Group, Inc.	(1,012,066)	390,505	(36,689)	20,454
Basic (loss) income per share
Loss (income) from continuing operations attributable to CB Richard Ellis Group, Inc. shareholders	(4.86)	1.70	(0.14)	0.10
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc. shareholders	0.05	0.01	—	—

Net (loss) income attributable to CB Richard Ellis Group, Inc. shareholders	$(4.81)	$1.71	$(0.14)	$0.10

Diluted (loss) income per share
Loss (income) from continuing operations attributable to CB Richard Ellis Group, Inc. shareholders	$(4.86)	$1.65	$(0.14)	$0.10
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc. shareholders	0.05	0.01	—	—

Net (loss) income attributable to CB Richard Ellis Group, Inc. shareholders	$(4.81)	$1.66	$(0.14)	$0.10

Weighted average shares:
Basic	210,539,032	228,476,724	261,999,151	203,110,675
Diluted	210,539,032	234,978,464	261,999,151	207,730,837

	As of December 31,		As of March 31,
	2008	2007	2009
	(dollars in thousands)
Consolidated Balance Sheet
Cash and cash equivalents	$158,823	$342,874	$423,463
Total assets	4,726,414	6,242,573	4,657,481
Long-term debt, including current portion	2,077,421	1,788,726	1,971,339
Notes payable on real estate (1)	617,663	466,032	622,549
Total liabilities	4,380,691	4,990,417	4,379,078
Total stockholders’ equity	114,686	988,543	64,009

(1)	Notes payable on real estate disclosed here includes the current and long-term portions of notes payable on real estate as well as notes payable included in liabilities related to real estate and other assets held for sale.